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                                                                    EXHIBIT 99.1

Stan Lee Media Partners With shockwave.com to Deliver Episodic Super-Hero Animation on the Web

Stan Lee's First Global Team of Characters to Debut Exclusively
On shockwave.com

LOS ANGELES and SAN FRANCISCO, Nov. 9 /PRNewswire/ -- shockwave.com, a popular new entertainment hub on the Web, and Stan Lee Media, Inc. (OTC Bulletin Board:
SLEE), a leading entertainment content production and marketing company, today announced a global strategic business relationship for the licensing, production and distribution of original Stan Lee Media content. The agreement includes the upcoming debut of Stan Lee Media's first episodic Web animation series exclusively on www.shockwave.com.

(Photo:  http://www.newscom.com/cgi-bin/prnh/19990921/MACRLOGO )

Using Macromedia Flash, Stan Lee -- a pop culture icon and revolutionary creator of superheroes such as Spider-Man, X-Men and the Incredible Hulk -- is establishing a digital studio to develop and produce episodic animation for the Internet. This new genre will integrate voiceovers, music and sound effects to launch Stan's first new creations in 25 years in the form of 5-minute "Web-isodes."

"With a universe of more than 180 million Flash-enabled users, a truly global Internet audience is primed to experience Stan's legendary storytelling skills," said Rob Burgess, chairman and CEO of Macromedia. "In addition to the 27 animated series that continue to air in more than 100 countries daily, Stan will now launch a new series of franchises specifically created for the Internet."

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The relationship includes an investment by Macromedia, Inc., shockwave.com's parent company, in Stan Lee Media with the purchase of $5 million of Stan Lee Media Series A preferred stock.

"When I helped build a global audience for comic books, the technology available was limited to paper and ink," said Stan, chairman and chief creative officer. "With the advent of Flash technology and the Internet, all bets are off. Now, everyone around the world can be a part of our creations simultaneously, across borders and without limitations."

According to Media Metrix, since its launch in late July, shockwave.com has quickly emerged as the Web's number two dedicated game site and number three animation site and has registered over five million members in three months.

shockwave.com is an interactive entertainment center where users find the highest quality games, cartoons and music on the Web. shockwave.com visitors can also create and send their own greetings, save their favorite entertainment, and instantly share Shockwave Entertainment links with friends. The site features both uniquely created content such Real Pool and Thugs on Film as well as popularly branded offerings including classic games like Missile Command, Centipede and Frogger, as well as cartoon favorites like Dilbert, South Park and Dr. Katz for its members.

About Stan Lee Media, Inc.

Stan Lee Media, Inc. ( http://www.stanleemedia.com ) is a Internet-based, multimedia content production, marketing and licensing company founded by comic book/pop culture icon Stan Lee, to extend his globally recognized brand name, signature style of content and character creation to all niche markets of the global popular culture. Using the Internet to launch new branded Super Hero, science fiction and fantasy related content while building the largest global online youth community, the company will pioneer the full integration of all ancillary entertainment and marketing media with the World Wide Web.

About shockwave.com

shockwave.com ( http://www.shockwave.com ) is an Internet entertainment company committed to providing the best interactive entertainment to its audience. Wholly owned by Macromedia, shockwave.com features cutting-edge games, cartoons, music and communication tools. In partnership with major entertainment companies and Web distribution and technology leaders, shockwave.com also offers artists and publishers a new and powerful distribution model.

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SOURCE  shockwave.com

CO:  shockwave.com; Macromedia, Inc.; Stan Lee Media, Inc.

ST:  California

IN:  MLM CPR

SU:  LIC